EXHIBIT 5.1

August 14, 2015

Health Net, Inc.

21650 Oxnard Street

Woodland Hills, California 91367

Attn: Board of Directors

Re:	Registration Statement on Form S-8 regarding 4,300,000 shares of Health Net, Inc. Common Stock, par value $0.001 per share, and associated rights to purchase Series A Junior Participating Preferred Stock

Ladies and Gentlemen:

You have requested an opinion with respect to the matters set forth below in connection with the registration by Health Net, Inc. (the “Company”) of an aggregate of 4,300,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) and associated rights to purchase Series A Junior Participating Preferred Stock (“Rights”) of the Company to be issued pursuant to the Rights Agreement, dated as of July 27, 2006, by and between the Company and Wells Fargo Bank, N.A., as Rights Agent, as amended on July 2, 2015 (the “Rights Agreement”), issuable pursuant to the Health Net, Inc. Amended and Restated 2006 Long-Term Incentive Plan (the “Plan”). The Shares and associated Rights are included in a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) to be filed with the Securities and Exchange Commission (the “Commission”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issuance of the Shares and associated Rights.

In my capacity as General Counsel of the Company, I am familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares and associated Rights and, for the purposes of this opinion, I have assumed such proceedings will be timely completed in the manner contemplated by the Plan. In addition, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter.

I am opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware (“DGCL”), and I express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration in the circumstances contemplated by the Plan and the Rights Agreement, assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares and associated Rights will have been duly authorized by all necessary corporate action of the Company, and the Shares and associated Rights will be validly issued, and the Shares will be fully paid and nonassessable. In rendering the foregoing opinion, I have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kathleen A. Waters
Kathleen A. Waters Senior Vice President, General Counsel and Secretary